r77q1e.txt


PIMCO Variable Insurance Trust

Approval of Renewal of the Amended and Restated Investment Advisory Contract, Asset Allocation Sub-Advisory Agreements, and Supervision and Administration Agreement

On August 13-14, 2012, the Board of Trustees (the "Board") of PIMCO Variable Insurance Trust (the "Trust"), including all of the independent Trustees, approved the Trust's Amended and Restated Investment Advisory Contract with Pacific Investment Management Company LLC ("PIMCO"), on behalf of each of the Trust's portfolios (the "Portfolios"), for an additional one-year term through August 31, 2013. The Board also considered and approved for an additional one-year term through August 31, 2013, the Supervision and Administration Agreement (together with the Amended and Restated Investment Advisory Contract, the "Agreements") with PIMCO, on behalf of the Portfolios. The Board also considered and approved the renewal of the Asset Allocation Sub-Advisory Agreements
(the "Asset Allocation Agreements") with Research Affiliates, LLC ("RALLC"), on behalf of the PIMCO All Asset Portfolio and PIMCO All Asset All Authority Portfolio, each a series of the Trust, for an additional one-year term through August 31, 2013.

The information, material factors and conclusions that formed the basis for the Board's approvals of the Agreements and the Asset Allocation Agreements are described below.

1. Information Received
	(a) Materials Reviewed: During the course of each year, the Trustees receive a wide variety of materials relating to the services provided by PIMCO and RALLC. At each of its quarterly meetings, the Board reviews the Portfolios' investment performance and a significant amount of information relating to Portfolio operations, including the Portfolios' compliance program, shareholder services, valuation, custody, distribution, and other information relating to the nature, extent and quality of services provided by PIMCO and RALLC to the Trust. In considering whether to approve the renewal of the Agreements and Asset Allocation Agreements, the Board also reviewed supplementary information, including, but not limited to, comparative industry data with regard to investment performance, advisory and supervisory and administrative fees and expenses, financial and profitability information regarding PIMCO and RALLC, information about the personnel providing investment management services and supervisory and administrative services to the Portfolios, and, if available, information about the fees charged and services provided by PIMCO to other clients with similar investment mandates as the Portfolios. The Board also reviewed material provided by counsel to the Trust and the independent Trustees, which included, among other things, a memorandum outlining legal duties of the Board in considering the continuation of the Agreements.

	(b) Review Process: In connection with the renewal of the Agreements and the Asset Allocation Agreements, the Board reviewed written materials prepared by PIMCO and RALLC in response to requests from counsel to the Trust. The Board also requested and received assistance and advice regarding applicable legal standards from Trust counsel, and reviewed comparative fee and performance data prepared at the Board's request by Lipper, Inc. ("Lipper"), an independent provider of investment company performance and fee and expense data. The Board also heard oral presentations on matters related to the Agreements and Asset Allocation Agreements and met both as a full Board and as the independent Trustees, without management present, at the August 13-14, 2012 meeting. The independent Trustees also met with counsel to the Trust on August 6, 2012
to discuss the materials presented.   In addition, the independent
Trustees requested and received from PIMCO additional information including, but not limited to, information related to Portfolio profitability and comparative performance information.

The approval determinations were made on the basis of each Trustee's business judgment after consideration of all the information presented. Individual Trustees may have given different weights to certain factors and assigned various degrees of materiality to information received in connection with the approval process. In deciding to approve the renewal of the Agreements and Asset Allocation Agreements, the Board did not identify any single factor or particular information that, in isolation, was controlling. This summary describes the most important, but not all, of the factors considered by the Board.

2. Nature, Extent and Quality of Services

	(a) PIMCO, RALLC, their Personnel, and Resources: The Board considered the depth and quality of PIMCO's investment management process, including: the experience, capability and integrity of its senior management and other personnel; the low turnover rates of its key personnel; the overall financial strength and stability of its organization; and the ability of its organizational structure to address the recent growth in assets under management. The Board also considered that PIMCO makes available to its investment professionals a variety of resources and systems relating to investment management, compliance, trading, performance and portfolio accounting. The Board noted PIMCO's commitment to investing in information technology supporting investment management and compliance, as well as PIMCO's continuing efforts to attract and retain qualified personnel and to maintain and enhance its resources and systems. The Board considered PIMCO's policies, procedures and systems to assure compliance with applicable laws and regulations and its commitment to these programs; its efforts to keep the Trustees informed about matters relevant to the Portfolios and their shareholders; and its attention to matters that may involve conflicts of interest with the Trusts. The Board also considered PIMCO's continuous investment in new disciplines and talented personnel, which has allowed PIMCO to introduce innovative new funds over time.

The Trustees considered the steps that PIMCO has taken in recent years with respect to active management of counterparty risk, such as implementing procedures requiring daily collateral adjustments and frequent communication between credit analysts and the counterparty risk committee. The Trustees considered that, over the last year, PIMCO has continued to strengthen the process it uses to assess the financial stability of broker-dealers with which the Portfolios do business, to manage collateral and to protect portfolios from an unforeseen deterioration in the creditworthiness of trading counterparties. The Trustees considered that PIMCO continued to invest in automated documentation management systems to better track trade documentation with broker-dealers.

The Trustees also considered new services and service enhancements that PIMCO has implemented since the Agreements were last renewed in 2011, including, but not limited to, adoption of the summary prospectus format for offering documents, undertaking significant technology and outsourcing initiatives; expanding the quality management system for processes/activities; completing the implementation of a prospectus content management system; developing a "Pricing Portal" to streamline and automate certain pricing functions; continuing to implement fair valuation level assignments per FAS 157; migrating shareholder confirmation and first-dollar prospectus delivery to a new third-party service provider; streamlining processes to enable earlier daily net asset value delivery to major intermediary clients; working with another service provider to expand a unique quality assurance platform; implementing a proprietary application developed for cash flow reporting to portfolio managers; implementing new cost basis reporting; working with an accounting firm to analyze the impact of the Foreign Account Tax Compliance Act; and engaging in extensive preparation and testing to respond quickly in the event of a crisis involving the Eurozone.

Similarly, the Board considered the asset-allocation services provided by RALLC to the PIMCO All Asset Portfolio. The Board noted that the PIMCO All Asset All Authority Portfolio had not commenced offering shares as of June 30, 2012. The Board considered the depth and quality of RALLC's investment management and research capabilities, the experience and capabilities of its portfolio management personnel, and in particular the experience and capabilities of Robert Arnott, RALLC's principal, and the overall financial strength of the organization.

Ultimately, the Board concluded that the nature, extent and quality of services proposed to be provided by PIMCO under the Agreements and by RALLC under the Asset Allocation Agreements are likely to benefit the Portfolios and their shareholders.

	(b) Other Services: The Board considered PIMCO's policies, procedures and systems to assure compliance with applicable laws and regulations and its commitment to these programs; its efforts to keep the Trustees informed about matters relevant to each Portfolio and its shareholders; and its attention to matters that may involve conflicts of interest. The Board also considered the nature, extent, quality and cost of supervisory and administrative services provided by PIMCO to the Portfolios under the Supervision and Administration Agreement. The Board noted that the Supervision and Administration Agreement was approved at the August 2008 Board meeting to replace the Trust's previous Administration Agreement. The purpose of the change was to reflect the increased scope and complexity of supervisory and administrative services that PIMCO had been providing to the Trust. The Board considered the terms of the Trust's Supervision and Administration Agreement, under which the Trust pays for the supervisory and administrative services it requires under what is essentially an all-in fee structure (the "unified fee").
In return, PIMCO provides or procures supervisory and administrative services and bears the costs of various third party services required by the Portfolios, including audit, custodial, portfolio accounting, legal, transfer agency and printing costs. The Board noted that the scope and complexity of the supervisory and administrative services provided by PIMCO under the Supervision and Administration Agreement continue to increase. The Board considered PIMCO's provision of these services and supervision of the Trust's third party service providers to assure that these service providers continue to provide a high level of service relative to alternatives in the market.

Ultimately, the Board concluded that the nature, extent and quality of the services provided by PIMCO has benefited and will likely continue to benefit the Portfolios and their shareholders.

3. Investment Performance

The Board received and examined information from PIMCO concerning the Portfolios' year-to-date, one-, three-, five-, seven- and ten-year performance, as available, for the periods ended May 31, 2012 and other performance data, as available, for the periods ended June 30, 2012 (the "PIMCO Report") and from Lipper concerning the Portfolios' one-, three-, five- and ten-year performance, as available, for the periods ended May 31, 2012 (the "Lipper Report").

The Board considered information regarding both the short-term and long-term investment performance of each Portfolio relative to its peer group and relevant benchmark index as provided to the Board in advance of each of its quarterly meetings throughout the year, including the PIMCO Report and the Lipper Report, which were provided in advance of the August 13-14, 2012 meeting.

The Board noted that, for periods ending May 31, 2012, the Administrative Class of 75%, 86% and 100% of the Portfolios outperformed their Lipper category median in the one-year, three-year and five-year periods, respectively. The Board considered that other classes of each Portfolio would have substantially similar performance to that of the Administrative Class of the relevant Portfolio on a relative basis because all of the classes are invested in the same portfolio of securities and that differences in performance among classes could principally be attributed to differences in the distribution and servicing expenses of each class. The Board also considered that the investment objectives of certain of the Portfolios may not always be identical to those of the other funds in their respective peer groups and that the Lipper categories do not separate funds based upon maturity or duration, do not account for the Portfolios' hedging strategies, do not distinguish between enhanced index and actively managed equity strategies, do not include as many subsets as the Portfolios offer (i.e., Portfolios may be placed in a "catch-all" category to which they do not properly belong) and do not account for certain fee waivers. The Board noted that, due to these differences, performance comparisons between certain of the Portfolios and their so-called peers may be inexact.

The Board noted that 89% or more of the assets of the Trust had outperformed their respective benchmarks on a net-of-fees basis over the three-year, five-year and ten-year periods ending May 31, 2012 (based on the performance of the Administrative Class). The Board also noted that nine of 12 Portfolios, representing 89% of the total assets of the Trust, had outperformed their respective benchmark indexes over the five-year period ending May 31, 2012, on a net-of-fees basis. The Board discussed actions that have been taken by PIMCO to improve performance and took note of PIMCO's plans to monitor performance going forward. The Board also considered that the Trust has experienced an increase in net assets, with assets managed within the Trust exceeding $22.2 billion as of May 31, 2012.

The Board considered PIMCO's discussion of the intensive nature of managing bond funds, noting that it requires the consideration of a number of factors, including: varying maturities, prepayments, collateral management, counter-party management, pay-downs, credit events, workouts, derivatives and net new issuance in the bond market. The Board noted that in addition to managing these factors, PIMCO must also balance risk controls and strategic positions in each portfolio it manages. Despite these challenges, the Board noted that PIMCO has generated "alpha" (i.e., non-market correlated excess performance) for its clients, including the Trust.

The Board ultimately determined, within the context of all of its considerations in connection with the Agreements, that the Trust's overall investment performance was strong, and concluded that PIMCO's performance record and process in managing the Portfolios indicates that its continued management is likely to benefit the Portfolios and their shareholders, and merits the approval of the continuation of the Agreements.

4. Advisory Fees, Supervisory and Administrative Fees and Total Expenses

The Board considered that PIMCO strives to price funds with total expense ratios at or below the respective Lipper median, while providing premium or innovative investment offerings. PIMCO reported to the Board that, in proposing fees for any Portfolio or class of shares, it considers a number of factors, including the type and complexity of the services provided, the cost of providing services, the risk assumed by PIMCO in the provision of services, the impact on potential returns from different levels of fees, the competitive marketplace for financial products, and the attractiveness of potential Portfolio returns to current and potential investors. Fees charged to or proposed for different Portfolios for advisory services and supervisory and administrative services may vary in light of these various factors. The Board also noted that PIMCO reviews the Portfolios' fee levels and carefully considers reductions where appropriate. Further, the Board noted that PIMCO believes that the growth in the Trusts' assets under management and longer-term net inflows provide evidence of proper and effective pricing.

The Board reviewed the advisory fees, supervisory and administrative fees and total expenses of the Portfolios (each as a percentage of average net assets) and compared such amounts with the average and median fee and expense levels of other similar funds. With respect to advisory fees, the Board reviewed data from Lipper that compared the average and median advisory fees of other funds in an "Expense Group" of comparable funds, as well as the universe of other similar funds. The Board noted that most Portfolios have total expense ratios that fall below the median expenses of their Lipper universe.

The Board also reviewed data comparing the Portfolios' advisory fees to the standard fee rate PIMCO charges to separate accounts and other investment companies with a similar investment strategy, and found them to be comparable. The Trustees noted that the advisory fees for the Portfolios were equal to or lower than PIMCO separate account fees in nine out of 14 strategies. In cases where the fees for other clients were lower than those charged to the Portfolios, the Trustees noted that the differences in fees were attributable to various factors, including differences in the services provided by PIMCO to the Portfolios, the manner in which similar portfolios may be managed, different requirements with respect to liquidity management and the implementation of other regulatory requirements, and the fact that separate accounts may have other contractual arrangements that justify different levels of fees.

The Board also considered the Portfolios' supervisory and administrative fees, comparing them to similar funds in the report supplied by Lipper. The Board considered that as the Portfolios' business has become increasingly complex, PIMCO has provided an increasingly broad array of fund supervisory and administrative functions. The Board considered the Trust's unified fee structure, under which each Portfolio pays for the supervisory and administrative services it requires for one set fee, and in return, PIMCO provides or procures supervisory and administrative services and bears the costs of various third party services required by the Portfolios, including audit, custodial, portfolio accounting, legal, transfer agency and printing costs. The Board considered that many other funds pay for these services separately, and thus it is difficult to directly compare the Portfolios' unified supervisory and administrative fees with the fees paid by other funds for administrative services alone. The Board considered that the unified supervisory and administrative fee leads to fund fees that are fixed, rather than variable, and that the fixed fees were viewed by many in the industry as a positive attribute of the Portfolios. The Board concluded that the Portfolios' supervisory and administrative fees were reasonable in relation to the value of the services provided, including the services provided to different classes of shareholders, and that the expenses assumed contractually by PIMCO under the Supervision and Administration Agreement represent, in effect, a cap on overall fund expenses which is beneficial to the Portfolios and their shareholders.

The Board considered the Portfolios' total expenses and discussed those Portfolios and/or classes of Portfolios that have above median expenses. The Board noted that several Portfolios launched in recent years have been unique products that have few, if any peers, and cannot easily be grouped
with comparable funds.   Moreover, the Board considered that, in some
instances, PIMCO believes the Lipper categories offer imperfect comparisons because they are overly broad or do not account for the impact of certain fee waivers. Upon comparing the Portfolios' total expenses to other funds in the Expense Groups provided by Lipper, the Board found the Portfolios' total expenses to be reasonable.

The Trustees also considered the advisory fees charged to the Portfolios that operate as funds of funds (the "Funds of Funds") and the advisory services provided in exchange for such fees. The Trustees determined that such services were in addition to the advisory services provided to the underlying series in which the Funds of Funds may invest and, therefore, such services were not duplicative of the advisory services provided to the underlying series. The Board also considered the various fee waiver agreements in place for the Funds of Funds.

The Board noted that, with few exceptions, PIMCO has maintained Portfolio fees at the same guaranteed level as implemented when the unified fee was adopted, and has reduced fees for a number of Portfolios in prior years. The Board further noted that, although the unified fee structure does not have breakpoints, it implicitly reflects economies of scale by fixing the absolute level of Portfolio fees at competitive levels even if the Portfolios' operating costs rise when assets remain flat or decrease over time.

Based on the information presented by PIMCO, RALLC and Lipper, members of the Board then determined, in the exercise of their business judgment, that the level of the advisory fees and supervisory and administrative fees charged by PIMCO under the Agreements, as well as the total expenses of the Portfolios, are reasonable and renewal of the Agreements and the Asset Allocation Agreements will likely benefit the Portfolios and their shareholders.

5. Adviser Costs, Level of Profits and Economies of Scale

The Board reviewed information regarding PIMCO's costs of providing services to the Portfolios as a whole, as well as the resulting level of profits to PIMCO, noting that those results were slightly lower than the previous year, and within the ranges, but above the median of publicly held investment management companies reported by Lipper and Strategic Insight. The Board noted that it had also received information regarding the structure and manner in which PIMCO's investment professionals were compensated, and PIMCO's view of the relationship of such compensation to the attraction and retention of quality personnel. The Board considered PIMCO's need to invest in technology, infrastructure and staff to reinforce and offer new services and to accommodate changing regulatory requirements.

With respect to potential economies of scale, the Board found that because the unified fee protects shareholders against unanticipated increases in expense ratios due to redemptions, declines in asset values, or increases in the costs of services provided or procured by PIMCO, economies of scale are implicitly recognized in the level of the unified fee (which, together with the advisory fee, serves as a proxy for each Portfolio's overall expense ratio). The Board noted that PIMCO may share the benefits of economies of scale with the Portfolios and their shareholders in a number of ways, including through fee reductions or waivers, the pricing of Portfolios to scale from inception and the enhancement of services provided to the Portfolios in return for fees paid. The Trustees also considered that the unified fee has provided inherent economies of scale by maintaining fixed fees even if a particular Portfolio's operating costs rise. The Board reviewed the history of the Portfolios' fee structure, noting that the unified supervisory and administrative services fee was an extension of the initial "expense guarantee" under which PIMCO had agreed to maintain the expense ratio of each Portfolio at specified levels for a period of time to make the Portfolios attractive to an institutional shareholder base. The Board noted that additional Portfolios and share classes have been launched on that institutional platform, which has meant that, overall, the Portfolios have traditionally had lower fees than many competitors. The Board noted that, in general, fee rates for the Portfolios had been set competitively, had been reduced for some Portfolios over time, had been held steady for most Portfolios as assets grew and continued to be competitive compared with peers. The Trustees noted that the absence of breakpoints in the Portfolios' advisory fees has not harmed shareholders, noting in particular that breakpoints are a proxy for charging higher fees on lower asset levels and that when funds lose assets breakpoints may reverse, which causes expense ratios to increase. Finally, the Board considered that during the recent market downturn the Portfolios' unified fee has protected shareholders against an increase in expenses that may accompany declines in assets.

The Board concluded that the Portfolios' cost structure was reasonable and that the unified fee structure inherently involves the sharing of economies of scale between PIMCO and the Portfolios, to the benefit of Portfolio shareholders.

6. Ancillary Benefits

The Board considered other benefits received by PIMCO and its affiliates as a result of PIMCO's relationship with the Trust, including possible ancillary benefits to PIMCO's institutional investment management business due to the reputation and market penetration of the Portfolios. The Board also considered that affiliates of PIMCO provide distribution and shareholder services to the Portfolios and their shareholders, for which they may be compensated under the unified fee, or through distribution fees paid pursuant to the Portfolios' Rule 12b-1 plans. The Board reviewed PIMCO's soft dollar policies and procedures, noting that while PIMCO has the authority to receive the benefit of research provided by broker-dealers executing portfolio transactions on behalf of the Portfolios, it has adopted a policy not to enter into contractual soft dollar arrangements.

7. Conclusions

Based on its review, including its consideration of each of the factors referred to above, the Board concluded that the nature, extent and quality of the services rendered to the Portfolios by PIMCO and RALLC continued to be excellent and favored the renewal of the Agreements and the Asset Allocation Agreements. The Board concluded that the Agreements and the Asset Allocation Agreements continued to be fair and reasonable to the Portfolios and their shareholders, that the Portfolios' shareholders received reasonable value in return for the fees paid to PIMCO by the Portfolios under the Agreements, and the fees paid to RALLC by PIMCO under the Asset Allocation Agreements, and that the renewal of the Agreements and the Asset Allocation Agreements was in the best interests of the Portfolios and their shareholders.

SUPPLEMENT TO
AMENDED AND RESTATED INVESTMENT ADVISORY CONTRACT

PIMCO Variable Insurance Trust
840 Newport Center Drive
Newport Beach, California 92660

February 28, 2012

Pacific Investment Management Company LLC
840 Newport Center Drive
Newport Beach, California 92660

RE:	PIMCO Global Diversified Allocation Portfolio (the "Portfolio")

Dear Sirs:

This will confirm the agreement between the undersigned (the "Trust") and Pacific Investment Management Company LLC (the "Adviser") as follows:

1.	This Trust is an open-end investment company organized as a
Delaware statutory trust, and consisting of such investment portfolios as have been or may be established by the Trustees of the Trust from time to time. A separate series of shares of beneficial interest of the Trust is offered to investors with respect to each investment portfolio.
The Portfolio is a separate investment portfolio of the Trust.

2.	The Trust and the Adviser have entered into an Amended and
Restated Investment Advisory Contract ("Contract") dated February 23, 2009 pursuant to which the Trust has employed the Adviser to provide investment advisory and other services specified in the Contract, and the Adviser has accepted such employment. As provided in the Contract, the parties may amend the Contract to add additional series of the Trust, under the same terms and conditions as set forth in the Contract, and at fee rates set forth in Exhibit A to the Contract, as may be amended from time to time.

3.	The Trust and the Adviser hereby agree to amend the Contract as of the date hereof to add the Portfolio to Exhibit A and make certain other changes to Exhibit A. The current Exhibit A is replaced with the new Exhibit A attached hereto.

4.	This Supplement and the Contract shall become effective with respect to the Portfolio on February 29, 2012 and shall continue in effect with respect to the Portfolio for a period of more than two years from that date only so long as the continuance is specifically approved at least annually (a) by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio or by the Trust's Board of Trustees and (b) by the vote, cast in person at a meeting called for the purpose, of a majority of the Trust's trustees who are not parties to this Contract or "interested persons" (as defined in the 1940 Act) of any such party. This Contract may be terminated with respect to the Portfolio at any time, without the payment of any penalty, by a vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Portfolio or by a vote of a majority of the Trust's entire Board of Trustees, on 60 days' written notice to the Adviser or by the Adviser on 60 days' written notice to the Trust. This Contract shall terminate automatically in the event of its assignment (as defined in the 1940 Act).

If the foregoing correctly sets forth the agreement between the Trust and the Adviser, please so indicate by signing and returning to the Trust the enclosed copy hereof.


					Very truly yours,

					PIMCO VARIABLE INSURANCE TRUST

					By:    /S/Henrik P. Larsen
					Title: Vice President


ACCEPTED:

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC

By:    /s/ Brent R. Harris
Title:  Managing Director


PIMCO FUNDS, on behalf of its series PIMCO Funds: Private Account
Portfolio Series - PIMCO Short-Term Floating NAV Portfolio and PIMCO Funds:
Private Account Portfolio Series - PIMCO Short-Term Floating NAV
Portfolio III

By:	/S/Henrik P. Larsen
Title:	 Vice President

Investment Advisory Contract
EXHIBIT A
(as of February 28, 2012)

PIMCO Variable Insurance Trust

							    Investment
Portfolio	 					   Advisory Fee#
-----------------------------------------------		   -------------
All Asset Portfolio						0.175%
All Asset All Authority Portfolio				0.20%
CommodityRealReturn Strategy Portfolio				0.49%
Diversified Income Portfolio					0.45%
Emerging Markets Bond Portfolio					0.45%
Foreign Bond Portfolio (Unhedged)				0.25%
Foreign Bond Portfolio (U.S. Dollar-Hedged)			0.25%
Global Advantage Strategy Bond Portfolio			0.40%
Global Bond Portfolio (Unhedged)				0.25%
Global Diversified Allocation Portfolio				0.45%
Global Multi-Asset Managed Volatility Portfolio			1.00%
Global Multi-Asset Portfolio					0.90%
High Yield Portfolio						0.25%
Long-Term U.S. Government Portfolio				0.225%
Low Duration Portfolio						0.25%
Money Market Portfolio						0.12%
Real Return Portfolio						0.25%
Short-Term Portfolio						0.25%
Total Return Portfolio						0.25%
Unconstrained Bond Portfolio					0.60%

# 	Each Portfolio may invest in shares of PIMCO Funds: Private
Account Portfolio Series - PIMCO Short-Term Floating NAV Portfolio and PIMCO Funds: Private Account Portfolio Series - PIMCO Short-Term Floating NAV Portfolio III (each a "PAPS Short-Term Floating NAV Portfolio" and together, the "PAPS Short-Term Floating NAV Portfolios"), each series of PIMCO Funds. The PAPS Short-Term Floating NAV Portfolios are offered only to series of the Trust (each an "Investing Fund") or other series of registered investment companies for which PIMCO serves as investment adviser. The PAPS Short-Term Floating NAV Portfolios do not pay an investment advisory fee to PIMCO. By investing in a PAPS Short-Term Floating NAV Portfolio, each Investing Fund agrees that 0.005% of the fee that each Investing Fund is currently obligated to pay PIMCO as indicated on this Exhibit A, will be designated as compensation for the investment advisory services PIMCO provides to that PAPS Short-Term Floating NAV Portfolio under its investment advisory contract with PIMCO.